NEWS RELEASE	220 Liberty Street
For Immediate Release	Warsaw, NY 14569

Financial Institutions, Inc. Announces 12.5% Dividend Increase
for First Quarter 2013

WARSAW, N.Y., February 20, 2013 – Financial Institutions, Inc. (NASDAQ: FISI) (the “Company”) announced today that its Board of Directors has approved a $0.02 per share or 12.5% increase in its quarterly cash dividend to $0.18 per outstanding common share. The Company also announced dividends of $0.75 per share on Series A 3% preferred stock and $2.12 per share on series B-1 8.48% preferred stock. All dividends are payable April 2, 2013 to shareholders of record as of March 14, 2013.

“Balancing our return of capital to shareholders in the form of quarterly dividend payments, while retaining our ability to invest in our business to support growth initiatives both organically and acquisitively, continues to be a fundamental aspect of our business strategy,” said John E. Benjamin, Chairman of the Company’s Board of Directors. “The strength of our operating performance and capital position has allowed us to increase our dividend payment for the second consecutive quarter as part of our efforts to maximize total shareholder returns.”

The recent price of the Company’s common stock along with the first quarter 2013 dividend on an annualized basis represents a dividend yield of approximately 3.5%.

About Financial Institutions, Inc.

With over $2.7 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices in Western and Central New York State. Five Star Investment Services provides investment advice, brokerage and insurance products and services within the same New York State markets. Financial Institutions, Inc. and its subsidiaries employ over 600 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

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Safe Harbor Statement

This news release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include its ability to implement its strategic plan, its ability to redeploy investment assets into loan assets, whether it experiences greater credit losses than expected, the impact of the current management transition, the attitudes and preferences of its customers, its ability to successfully integrate acquired bank branches and profitably operate newly opened bank branches, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and general economic and credit market conditions nationally and regionally. For more information about these factors and other factors that could affect the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

For additional information contact:
Karl F. Krebs
Executive VP & CFO
Phone: 585.786.1125
Email: KFKrebs@fiiwarsaw.com

or
Jordan M. Darrow
Darrow Associates, Inc.
Phone: 631.367.1866
Email: jdarrow@darrowir.com